Exhibit 99.1
GRI Bio Announces Pricing of $5.5 Million Public Offering
LA JOLLA, CA, Feb. 2, 2024 (GLOBE NEWSWIRE) -- GRI Bio, Inc. (NASDAQ: GRI) (“GRI Bio” or the “Company”), a biotechnology company advancing an innovative pipeline of Natural Killer T (“NKT”) cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases, today announced the pricing of its “reasonable best efforts” public offering (the “Offering”) with participation from healthcare focused institutional investors for the purchase and sale of 5,000,000 shares of common stock (or common stock equivalents in lieu thereof) at a purchase price of $1.10 per share. The Company further agreed to issue to the investors Series B-1 Warrants to purchase up to 5,000,000 shares of common stock and Series B-2 Warrants to purchase up to 5,000,000 shares of common stock. The Series B-1 and Series B-2 Warrants will have an exercise price of $1.10 per share, will be exercisable immediately following the date of issuance and will expire in five years and eighteen months, respectively.
The closing of the Offering is expected to occur on or about February 6, 2024, subject to the satisfaction of customary closing conditions. The gross proceeds from the Offering are expected to be approximately $5.5 million. The Company intends to use the net proceeds from the Offering for working capital and other general corporate purposes.
A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.
The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-276205) previously filed with the Securities and Exchange Commission (“SEC”) which became effective on February 1, 2024. The Offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the Offering has been filed with the SEC. An electronic copy of the final prospectus will be filed with the SEC and may be obtained, when available, on the SEC’s website located at http://www.sec.gov and may also be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About GRI Bio, Inc.
GRI Bio is a clinical-stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI Bio’s therapies are designed to target the activity of NKT cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type I invariant NKT (“iNKT”) cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI Bio’s lead program, GRI-0621, is an inhibitor of iNKT cell activity and is being developed as a novel oral therapeutic for the treatment of idiopathic pulmonary fibrosis, a serious disease with significant unmet need. The Company is also developing a pipeline of novel type 2 NKT agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500 proprietary compounds, GRI Bio has the ability to fuel a growing pipeline.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the timing of the Offering and the Company’s ability to satisfy the conditions precedent to the closing of the Offering; the Company’s ability to regain and maintain compliance with Nasdaq’s listing requirements; the Company’s expectations with respect to development and commercialization of the Company’s product candidates, the timing of initiation or completion of clinical trials and availability of resulting data, the potential benefits and impact of the Company’s clinical trials and product candidates and any implication that the data or results observed in preclinical trials or earlier studies or trials will be indicative of results of later studies or clinical trials, the Company’s beliefs and expectations regarding potential stakeholder value and future financial performance and the Company’s beliefs about the timing and outcome of regulatory approvals and potential regulatory approval pathways. Actual results may differ from the forward-looking statements expressed by the Company in this press release and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the inability to maintain the listing of the Company’s common stock on Nasdaq and to comply with applicable listing requirements; (2) changes in applicable laws or regulations; (3) the inability of the Company to raise financing in the future; (4) the success, cost and timing of the Company’s product development activities; (5) the inability of the Company to obtain and maintain regulatory clearance or approval for its respective products, and any related restrictions and limitations of any cleared or approved product; (6) the inability of the Company to identify, in-license or acquire additional technology; (7) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (8) the size and growth potential of the markets for the Company’s products and services, and their respective ability to serve those markets, either alone or in partnership with others; (9) the failure to achieve any milestones or receive any milestone payments under any agreements; (10) inaccuracy in the Company’s estimates regarding expenses, future revenue, capital requirements and needs for and the ability to obtain additional financing; (11) the Company’s ability to protect and enforce its intellectual property portfolio, including any newly issued patents; and (12) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC on February 24, 2023 and subsequently filed reports. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
GRI@jtcir.com